Exhibit 10.19

Promissory Note

$37,500	December 20, 2012

FOR VALUE RECEIVED, the undersigned, Xenonics Holdings, Inc. (“Maker”) hereby promises to pay to the order of                     , the principal amount of Thirty Seven Thousand Five Hundred Dollars ($37,500), together with interest thereon.

Interest shall accrue on the outstanding principal balance of this Note at the rate of 13% per annum.

The entire principal of this Note together with any accrued interest shall be due and payable on January 15, 2013. This Note may be voluntarily prepaid from time to time, in whole or in part, without notice and without premium or penalty. All amounts owing by Maker hereunder shall be secured by substantially all of the assets of the Company.

If this Note is not paid in accordance with the terms hereof, Maker agrees to pay all costs and expenses of collection when incurred, including, without limitation, reasonable attorneys’ fees and expenses and court costs.

Principal and interest shall be payable in lawful money of the United States and shall be made at such place as the holder hereof shall have designated to Maker in writing for such purpose.

This Note is being delivered and is intended to be performed in the State of California, and shall be governed by and construed and enforced in accordance with the laws of California.

XENONICS HOLDINGS, INC.

By:
Alan P. Magerman, Chairman